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EXHIBIT 21.1

                    SUBSIDIARIES OF MCAFEE ASSOCIATES, INC.
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Company Name                          State/Country of
------------                            Incorporation
                                        -------------

FSA Subsidiary Corporation            Delaware

FSA Combination Corporation           Delaware

McAfee France S.A.                    France

McAfee Europe B.V.                    Netherlands

McAfee Software Development           Austria
 Center Gmbh

McAfee Canada Software, Inc.          Canada (Ontario)

FSA Corporation                       Canada (Alberta)

McAfee (U.K.) Ltd.                    U.K.

McAfee Gmbh                           Germany

Kabushiki Kaisha Jade                 Japan

McAfee do Brazil                      Brazil

McAfee Compusul Consultoria e         Brazil
 Commercio de Informatica, Ltda.

Schuijer Holding B.V.                 Netherlands

Mystery Acquisition Corp.             Delaware

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